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                                                                    EXHIBIT 23.1
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The Board of Directors
Wireless One, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Wireless One, Inc. of our report dated March 22, 1996, relating to the consolidated balance sheets of Wireless One, Inc. and subsidiaries as of December 31, 1994, and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from February 4, 1993 (inception) through December 31, 1993 and the years ended December 31, 1994 and 1995, and the related financial statement schedule, which report appears in the December 31, 1995, annual report on Form 10-K of Wireless One, Inc., as amended.


KMPG Peat Marwick LLP

New Orleans, Louisiana
September 3, 1996